Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact	Media Relations
Ian Clements	Lippert/Heilshorn & Associates	Pure Communications
Sr. Director, Corp. Communications	Jody Cain (jcain@lhai.com)	Dan Budwick
+1 (858) 202-9000	+1 (310) 691-7100	+1 (973) 271-6085

FOR RELEASE

VERSION 7

SEQUENOM REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

-Company Unveils Trisomy21 Test Development & Launch Timeline-

-First Quarter Revenues Grow 22% Year-Over-Year to $10.6 Million-

SAN DIEGO—May 6, 2010—Sequenom, Inc. (NASDAQ: SQNM) today reported its financial results for the first quarter ended March 31, 2010.

First Quarter Results

•

Total revenue for the first quarter of 2010 grew 22% to $10.6 million, compared with $8.7 million for the first quarter of 2009. The increase in revenue was due to higher systems and consumables sales over the same period last year.

•	Net loss for the first quarter of 2010 was $16.9 million, or $0.27 per share, compared with $17.5 million, or $0.29 per share, for the first quarter of 2009.

•	Net cash used in operating activities was $13.4 million for the first quarter of 2010.

Gross margin in the first quarter of 2010 was 50.5% compared with 60.6% for the first quarter of 2009, reflecting increased costs associated with the start-up of the diagnostics business and changes in the mix of products sold in the genetic analysis business. The overall gross margin included a 61% margin generated by the genetic analysis segment which was offset by the negative margin generated from the company’s molecular diagnostics segment.

Research and development (R&D) expenses were $11.2 million for the first quarter of 2010, compared with $8.8 million for the same period in the prior year. The increase was primarily related to clinical sample acquisition costs associated with the company’s Trisomy 21 (T21) program and a licensing payment for certain intellectual property rights for age-related macular degeneration (AMD) related genetic variants.

Selling, general and administration expenses of $11.1 million for the first quarter of 2010 decreased from $14.3 million for the first quarter of 2009. The decrease was primarily due to decreased legal fees associated with litigation and lower share based compensation expense.

Total costs and expenses for the first quarter of 2010 were $27.5 million, compared with $26.5 million for the comparable quarter in 2009. For the three months ended March 31, 2010 and 2009, the company recorded $2.4 million and $3.0 million, respectively, of stock-based compensation expense.

Cash, Cash Equivalents and Available for Sale Securities

As of March 31, 2010 Sequenom had total cash and short- and long-term marketable securities of $29.2 million and $8.6 million in accounts receivable.

“The Sequenom team is optimistic about the future opportunities that lie ahead for our genetic analysis and molecular diagnostics businesses.” stated Harry F. Hixson, Jr., Ph.D., chairman and chief executive officer. “We are pleased to announce timelines for the development and clinical testing of our T21 test, which we expect will be of interest to physicians, patients and investors. Successfully meeting our T21 test development milestones, advancing our AMD test development program, and seeking partnering opportunities for some of our unfunded projects will be a major focus for Sequenom during 2010.”

Paul V. Maier, interim chief financial officer, stated, “Overall first quarter financial results met our expectations. Our achievement of more than $10 million of revenue in a quarter that historically has lower revenues is a good indicator that we can deliver growth in 2010. As a result, we believe that orders for the MassARRAY system and related consumables will provide a concrete foundation for the company as we continue to develop our molecular diagnostics capabilities.”

Recent and Upcoming Business Highlights

T21 (Down syndrome) Update – The company remains committed to the development, validation and launch of a noninvasive T21 test. Following extensive scientific experimentation, the company has decided to proceed with a purely DNA based method for the detection of the T21 aneuploidy using massively parallel sequencing. Taken together the R&D and clinical sample collection costs required for a key T21 test validation study represent the single largest investment the company will make in 2010.

The company has established a number of program milestones to measure progress in the development of its noninvasive T21 test. Each milestone will be dependent upon the successful completion of preceding milestones:

•	The company anticipates optimization of a DNA sequencing-based test to be completed by the end of the third quarter of 2010.

•

By the end of 2010 our third party sample collection sites expect to have collected a sufficient number of blood samples from high risk pregnancies in order to provide the requisite number of T21 and euploid samples that will enable our planned blinded clinical studies. These blinded studies represent the pivotal validation studies to support launch of a noninvasive T21 test.

•	The company anticipates that Sequenom CMM, its CLIA laboratory, will start accessioning and testing these T21 and euploid samples during the fourth quarter of 2010.

•	To support the launch of a laboratory developed test (LDT) by the end of the fourth quarter of 2011, the company plans to complete testing of the validation samples during the second quarter of 2011.

•	Data analysis for the blinded validation studies, manuscript preparation, journal submission by our academic clinical partners and peer-review are expected to be completed by the end of 2011.

•	Following acceptance by a peer-reviewed journal the company plans to launch its T21 test as a LDT before the end of 2011.

•	The company plans to complete the appropriate studies and documentation necessary to file for a premarket approval (PMA) for the T21 test by the end of 2012.

Expanding Diagnostic Opportunities – In order to meet anticipated demand for the LDTs the company is developing, Sequenom plans to open a second CLIA-certified laboratory in its San Diego facility. It is anticipated that this lab will be operational early in the fourth quarter of 2010.

In February 2010 the company entered into a license agreement with Optherion, under which Sequenom was granted an exclusive, worldwide, royalty-bearing license to know-how and a consolidated portfolio of issued and pending patent rights relating to age-related macular degeneration diagnostics. This portfolio had been assembled by Optherion from a number of prominent academic institutions. The licensed patent portfolio includes 17 issued or allowed United States and foreign patents, and 68 pending United States and foreign patent applications. The license agreement covers extensive intellectual property rights for significant AMD related genetic variants. The company expects to launch an AMD LDT during the first half of 2011.

Commercial Launch – On April 19, 2010, the company announced the availability of its next generation MassARRAY platform, the MassARRAY Analyzer 4. This new high performance nucleic acid analysis platform has been designed to meet customer demand for a bench top instrument with greater flexibility across multiple applications, improved reliability and faster performance. With the capability for quantitative gene expression analysis, epigenetic nucleic acid methylation analysis as well as high-throughput genotyping and SNP fine mapping applications, the MassARRAY Analyzer 4 is designed to empower the basic and translational research community to advance findings from basic genetic and biomarker studies toward clinical utility in diagnosis, prognosis and monitoring of diseases. The MassARRAY Analyzer 4 system will be initially offered for research-use-only and, subject to FDA clearance, will be released to CLIA certified laboratories for the generation and implementation of LDTs. For more information on the MassARRAY Analyzer 4 see http://www.massarrayanalyzer.com.

The company launched the SensiGene™ RHD Genotyping and the Fetal Sex Determination tests in February 2010. Both of these new tests detect and analyze circulating cell-free fetal (ccff) DNA. The SensiGene RHD Genotyping test examines multiple regions of the gene that is known to be the most common genetic basis of RhD negative phenotypes. In addition to quality control metrics to ensure accuracy both tests also utilize a fetal identifier control assay to verify the presence of fetal DNA, in particular for RhD negative, female fetuses.

Litigation Update – On May 3, 2010, the U.S. District Court for the Southern District of California entered an order approving the final approval of a stipulation of settlement reached in the class action securities lawsuits related to alleged violations of federal securities laws consolidated under the caption In re Sequenom Inc. Securities Litigation. Even though the settlement has received final approval from the court, the court’s approval may be subject to appeal and will not become effective until the time for appeals has lapsed without any appeal. If the settlement becomes effective, Sequenom will issue approximately 6.8 million shares of its common stock in connection with the settlement.

On May 6, 2010, Sequenom and the individual defendants entered into a stipulation of settlement that will resolve all of the pending derivative actions. The stipulation of settlement remains subject to approval by the U.S. District Court and the Superior Court of California. Subject to final approval of the stipulation of settlement, in exchange for a release of all claims by the plaintiffs and a dismissal of the derivative actions, Sequenom has agreed (i) to adopt or continue certain corporate governance measures and (ii) to pay the plaintiffs’ attorneys a total of $2.5 million. A significant portion of the attorneys’ fees is to be paid by its insurance carriers. Sequenom has the right to elect to issue up to 200,000 shares of its common stock to pay its portion of the attorneys’ fees.

In October 2009, plaintiff Xenomics, Inc. (now known as TrovaGene) filed a complaint in the Supreme Court of the State of New York naming Sequenom as the defendant alleging that Sequenom had breached the license agreement entered into by the parties on October 29, 2008, which provides Sequenom with exclusively licensed patent rights for the use of fetal nucleic acids obtained from maternal urine, and that the plaintiff has suffered damages as a result. In December 2009, Sequenom removed the case to the U.S. District Court for the Southern District of New York. On May 4, 2010, the district court granted Sequenom’s motion to dismiss the action because the license agreement specifically provides that if TrovaGene seeks to resolve a dispute arising under the agreement, it must do so by commencing an arbitration in San Diego. TrovaGene has not notified Sequenom whether it would appeal the dismissal or commence arbitration proceedings in San Diego.

Note to Investors

As previously announced, Sequenom will hold a conference call to discuss the first quarter financial results today, May 6, 2010, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-866-804-6923 for domestic callers or 1-857-350-1669 for international callers, and entering passcode 93751589. Those interested in listening to the conference call live via the internet may do so be visiting http://ir.sequenom.com.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine® (Sequenom CMM), a CAP accredited and CLIA-certified molecular diagnostics laboratory, is developing a full range of advanced prenatal diagnostics. Branded under the name SensiGene™, these genetic tests provide earlier patient management alternatives for obstetricians, geneticists and maternal fetal medicine specialists. Sequenom CMM is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies. Visit http://www.scmmlab.com for more information on laboratory services.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM® , Sequenom® Center for Molecular Medicine®, SensiGene™, and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s future opportunities, the potential of the Company’s molecular diagnostic tests, including the T21 test under development, the Company’s development of its T21 test, including the anticipated milestones and schedule, the AMD test under development, the Company’s partnership opportunities, anticipated revenue growth, the establishment of a CLIA-certified laboratory in the Company’s San Diego facility, the potential benefits of and markets for the MassARRAY Analyzer 4, the performance of the Company’s RHD genotyping and fetal sex determination tests, the effectiveness of the settlement of the outstanding consolidated federal class action lawsuits, the pending settlement of the various derivative actions, and the impact of Sequenom CMM on genetic disorder diagnostics are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, the ongoing litigation and investigations and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three months ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenues:
Consumables	$5,143	$4,722
MassARRAY and other product related	4,776	3,126
Contract research services	481	837
Diagnostic	204	—
Research and other	6	3

Total revenues	10,610	8,688

Costs and expenses:
Cost of consumables, products, contract research services and diagnostics	5,257	3,424
Research and development	11,191	8,780
Selling and marketing	6,188	7,319
General and administrative	4,894	6,942

Total costs and expenses	27,530	26,465

Loss from operations	(16,920)	(17,777)

Gain on marketable securities, interest income and other, net	5	308

Loss before income tax	(16,915)	(17,469)
Income tax expense	(33)	(20)

Net loss	$(16,948)	$(17,489)

Net loss per share, basic and diluted	$(0.27)	$(0.29)

Weighted average shares outstanding, basic and diluted	62,085	61,014

Consolidated Balance Sheet Information

	March 31, 2010	December 31, 2009
	(unaudited)	(audited)
Assets:
Cash, cash equivalents, marketable securities	$29,167	$42,681
Restricted cash	1,374	1,372
Accounts receivable, net	8,602	8,510
Inventories, net	6,136	7,722
Other current assets and prepaid expenses	2,806	2,598

Total current assets	48,085	62,883
Equipment and leasehold improvements, net	10,755	11,811
Other assets	11,831	11,951

Total assets	$70,671	$86,645

Liabilities and Stockholders’ Equity:
Accounts payable	$4,794	$6,064
Accrued expenses and current liabilities	7,463	8,202
Deferred revenue	2,090	1,871
Current portion of debt and obligations	1,210	1,320

Total current liabilities	15,557	17,457
Long-term liabilities	5,081	5,530
Stockholders’ equity	50,033	63,658

Total liabilities and stockholders’ equity	$70,671	$86,645